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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger Agreement") is made as of September 24, 1998, by and between DataWorks Corporation, a California corporation ("DataWorks California"), and DataWorks Corporation, a Delaware corporation ("DataWorks Delaware"). DataWorks California and DataWorks Delaware are sometimes referred to as the "Constituent Corporations."

        The authorized capital stock of DataWorks California consists of thirty million (30,000,000) shares, of which twenty-five million (25,000,000) shares are designated Common Stock, no par value, and five million (5,000,000) shares are designated Preferred Stock, no par value. The authorized capital stock of DataWorks Delaware consists of fifty million (50,000,000) shares of Common Stock, $.001 par value, and five million (5,000,000) shares of Preferred Stock, $.001 par value per share.

        The directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that DataWorks California merge into DataWorks Delaware upon the terms and conditions herein provided.

        Following the Merger (as defined below) the subsidiaries of DataWorks California shall be the subsidiaries of DataWorks Delaware.

        NOW, THEREFORE, the parties do hereby adopt the plan of reorganization encompassed by this Merger Agreement and do hereby agree that DataWorks California shall merge into DataWorks Delaware on the following terms, conditions and other provisions:

1. TERMS AND CONDITIONS

        1.1 MERGER. DataWorks California shall be merged with and into DataWorks Delaware (the "Merger"), and DataWorks Delaware shall be the surviving corporation (the "Surviving Corporation") effective at 10:00 a.m. (Pacific Daylight Time) on October 2, 1998 (the "Effective Time").

        1.2 SUCCESSION. At the Effective Time, DataWorks Delaware shall continue its corporate existence under the laws of the State of Delaware, and the separate existence and corporate organization of DataWorks California, except insofar as it may be continued by operation of law, shall be terminated and cease.

        1.3 TRANSFER OF ASSETS AND LIABILITIES. At the Effective Time, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the


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Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

        1.4 COMMON STOCK OF DATAWORKS CALIFORNIA AND DATAWORKS DELAWARE. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of Common Stock of DataWorks California issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of Common Stock of DataWorks Delaware; and (ii) each share of Common Stock of DataWorks Delaware issued and outstanding immediately prior thereto shall be canceled and returned to the status of authorized but unissued shares.

        1.5 STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates which prior to that time represented shares of the Common Stock of DataWorks California shall be deemed for all purposes to evidence ownership of and to represent the shares of DataWorks Delaware into which the shares of DataWorks California represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of DataWorks Delaware evidenced by such outstanding certificate as above provided.

        1.6 OPTIONS OF DATAWORKS CALIFORNIA. At the Effective Time, the Surviving Corporation will assume and continue all of DataWorks California's stock option plans in existence at the Effective Time, including without limitation all options outstanding under such stock option plans and any other outstanding options shall be converted into options of DataWorks Delaware, such that an option for one (1) share of DataWorks California shall be converted into an option for (1) share of DataWorks Delaware, with no change in the exercise price of the DataWorks Delaware option. No other changes in the terms and conditions of such options will occur. Effective at the Effective Time, DataWorks Delaware hereby assumes the outstanding and unexercised portions of such options and the obligations of DataWorks California with respect thereto.

        1.7 WARRANTS. On the Effective Time, the Surviving Corporation will assume and continue warrants of DataWorks California and the outstanding and unexercised portions of all warrants, including without limitation all warrants to purchase shares of Common Stock outstanding and any other outstanding warrants, shall be converted into warrants of DataWorks Delaware, such that a warrant for one (1) share of DataWorks California shall be converted into


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a warrant for one (1) share of DataWorks Delaware, with no change in the exercise price of the DataWorks Delaware warrant. No other changes in the terms and conditions of such warrants will occur. Effective on the Effective Date, DataWorks Delaware hereby assumes the outstanding and unexercised portions of such warrants and the obligations of DataWorks California with respect thereto.


        1.8 EMPLOYEE BENEFIT PLANS. At the Effective Time, the Surviving Corporation shall assume all obligations of DataWorks California under any and all employee benefit plans in effect as of the Effective Time with respect to which employee rights or accrued benefits are outstanding as of such time, including but not limited to the Company's 401(k) Plan provided, however, that one share Common Stock of DataWorks Delaware shall be substituted for each share of Common Stock of DataWorks California (if any) thereunder. At the Effective Time, the Surviving Corporation shall adopt and continue in effect all such employee benefit plans upon the same terms and conditions as were in effect immediately prior to the Merger and shall reserve that number of shares of DataWorks Delaware Common Stock with respect to each such employee benefit plan as is equal to the number of shares of DataWorks California Common Stock (if any) so reserved at the Effective Time.

2. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

        2.1 CERTIFICATE OF INCORPORATION AND BYLAWS. The Certificate of Incorporation and Bylaws of DataWorks Delaware in effect at the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation.

        2.2 DIRECTORS. The directors of DataWorks California immediately preceding the Effective Time shall become the directors of the Surviving Corporation at and after the Effective Time to serve until the expiration of their terms and until their successors are elected and qualified.

        2.3 OFFICERS. The officers of DataWorks California immediately preceding the Effective Time shall become the officers of the Surviving Corporation at and after the Effective Time to serve at the pleasure of its Board of Directors.

3. MISCELLANEOUS

        3.1 FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of DataWorks California such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of DataWorks California and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of DataWorks California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

        3.2 AMENDMENT. At any time before or after approval by the shareholders of DataWorks California, this Merger Agreement may be amended in any manner (except that, after


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the approval of the Merger Agreement by the shareholders of DataWorks
California, the principal terms may not be amended without the further approval of the shareholders of DataWorks California) as may be determined in the judgment of the respective Board of Directors of DataWorks Delaware and DataWorks California to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

        3.3 CONDITIONS TO MERGER. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):


               (a) the Merger shall have been approved by the shareholders of DataWorks California in accordance with applicable provisions of the General Corporation Law of the State of California; and

               (b) DataWorks California, as sole stockholder of DataWorks Delaware, shall have approved the Merger in accordance with the General Corporation Law of the State of Delaware; and

               (c) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of DataWorks California to be material to consummation of the Merger shall have been obtained.

        3.4 ABANDONMENT OR DEFERRAL. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either DataWorks California or DataWorks Delaware or both, notwithstanding the approval of this Merger Agreement by the shareholders of DataWorks California or DataWorks Delaware or the prior filing of this Merger Agreement with the Secretary of State of the State of Delaware, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of DataWorks California and DataWorks Delaware, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that DataWorks California shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

        3.5 COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.


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        IN WITNESS WHEREOF, this Merger Agreement, having first been fully approved by the Board of Directors of DataWorks California and DataWorks Delaware, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                                            DATAWORKS CORPORATION
                                            a California corporation



                                            By: /s/ Stuart W. Clifton
                                                --------------------------------
                                                    Stuart W. Clifton
                                                    President and Chief
                                                    Executive Officer

ATTEST:



/s/ Bradley J. Thies
--------------------------------
Bradley J. Thies
Secretary

                                            DATAWORKS CORPORATION
                                            a Delaware Corporation



                                            By: /s/ Stuart W. Clifton
                                                --------------------------------
                                                    Stuart W. Clifton
                                                    President and Chief
                                                    Executive Officer

ATTEST:



/s/ Bradley J. Thies
--------------------------------
Bradley J. Thies
Secretary


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